Schedule B
to the AMENDED AND RESTATED DISTRIBUTION AND SERVICE PLAN
(Rule 12b-1 Plan)

(as amended on December 5, 2013 to add Kellner Long/Short Fund)

Series or Fund of Advisors Series Trust
Kellner Merger Fund
Kellner Event Fund
Kellner Long/Short Fund

ADVISORS SERIES TRUST
on behalf of the Funds listed on Schedule B

By: /s/ Douglas G. Hess
Name: Douglas G. Hess
Title: President